Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of December 18, 2014 but effective as of January 12, 2015 (the “Effective Date”), is entered into by and among Lyondell Chemical Company, a Delaware corporation (the “Company”), LyondellBasell Industries N.V., a public limited liability company formed under the laws of The Netherlands (the “Parent Company”), and Bhavesh (Bob) V. Patel (“Executive”).

W I T N E S S E T H:

WHEREAS, the Parent Company is the indirect parent of the Company;

WHEREAS, Executive is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement, dated as of November 5, 2010 between Executive and the Company, as the same has been amended from time to time, including by subsequent letter agreements and amendments (collectively, the “Prior Employment Agreement”);

WHEREAS, the Company desires that Executive continue in employment with the Company and assume the role of Chief Executive Officer, on the terms and conditions, and for the consideration, hereinafter set forth; and

WHEREAS, Executive desires to continue his employment with the Company and assume the role of Chief Executive Officer, on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

1. Term of Employment.

(a) The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms and conditions of this Agreement. The term of Executive’s employment by the Company pursuant to this Agreement shall commence as of the Effective Date of this Agreement and shall expire on the third anniversary of the Effective Date, subject to earlier termination in accordance with Section 4 hereof (the “Initial Term”).

(b) Subject to earlier termination in accordance with Section 4 hereof, the term of Executive’s employment pursuant to the terms of this Agreement shall continue in accordance with the terms of this Agreement for additional two-year terms (each, a “Renewal Term”), after the Initial Term, unless either the Company or Executive provides written notice of termination to the other party at least 90 days (120 days for notice provided by Executive) before the commencement of a Renewal Term (“Notice of Non-Renewal”), in which case the term of employment shall terminate as of the 90th day (120th day in the case of notice provided by Executive) immediately following the giving of such notice unless an earlier termination date is agreed to by the parties (the period during which Executive is employed hereunder is referred to as the “Term”).

2. Position, Duties and Location.

(a) Position and Duties. During the Term, Executive shall serve as Chief Executive Officer of the Company and of the Parent Company and as Chairman of the Management Board of the Parent Company (the “Management Board”), with the duties and responsibilities customarily assigned to such positions and such other customary duties as may reasonably be assigned to Executive from time to time by the Supervisory Board (as defined below) consistent with such positions. The Parent Company shall use its reasonable best efforts to cause Executive to remain in the position of Chairman of the Management Board, including reasonable best efforts to cause Executive to be nominated for successive terms, for so long as Executive holds the office of Chief Executive Office of the Parent Company, all subject to shareholder approval. Executive shall at all times report solely and directly to the Supervisory Board. All other employees of the Parent Company and its Subsidiaries will report to Executive either directly or through other employees as determined by Executive.

(b) Attention and Time. Executive shall devote substantially all his business attention, energy, and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully, diligently, and efficiently. Executive’s employment shall also be subject to the policies maintained and established by the Company and the Parent Company that are of general applicability to the Company’s and the Parent Company’s executives, as such policies may be amended from time to time. Notwithstanding anything herein to the contrary, it shall not be a violation of this Agreement for Executive to (i) engage in activities relating to, or serve on boards or committees of, industry, trade, civic, or charitable entities or associations; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage passive personal investments, as long as such activities do not conflict with the business and affairs of the Parent Company and its Subsidiaries or materially interfere with the performance of Executive’s duties and responsibilities as described herein. Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Supervisory Board.

(c) Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and the Parent Company and to do no act that would injure the business, interests, or reputation of the Parent Company or any of its Subsidiaries. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s or the Parent Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(d) Location. Executive’s principal place of employment shall be located in Houston, Texas, or such other location (i) as mutually agreed upon by the Supervisory Board and Executive, or (ii) if prior to a Change of Control, as otherwise determined by the Supervisory Board to be in the best interest of the Parent Company or its Subsidiaries; provided that if no such agreement can be reached or such Supervisory Board determination is not made, the Parent Company or the Company may terminate this

Agreement and the employment of Executive by delivery of a Notice of Termination in accordance with Section 11(f), with such termination of employment being treated as a non-renewal of this Agreement for purposes of Section 4; and provided further that Executive shall travel and shall temporarily render services at other locations, both as may reasonably be required by his duties hereunder.

3. Compensation.

(a) Base Salary. During the Term, Executive shall receive a base salary (the “Base Salary”) at an annualized rate of $1,250,000. The Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its executive employees, but no less frequently than monthly. Executive’s annualized base salary shall be reviewed periodically by the Supervisory Board (or a committee thereof) and, in the sole discretion of the Supervisory Board (or a committee thereof), such annualized base salary may be increased (but not decreased), effective as of any date determined by the Supervisory Board (or a committee thereof); provided, however, that the Supervisory Board may decrease Executive’s base salary at any time and from time to time so long as such decreases (i) do not exceed 10% of Executive’s highest base salary in effect at any time during the Term and (ii) are part of similar reductions applicable to all senior executives of the Company and the Parent Company. Any adjustments in Executive’s base salary approved by the Supervisory Board pursuant to this Section 3(a) shall thereafter constitute the Base Salary.

(b) Annual Bonus. During each complete fiscal year during the Term (including, for the year that includes the Effective Date, Executive’s service to the Company prior to the Effective Date), Executive shall be eligible to receive an annual cash bonus based on the attainment of performance targets to be established each year by the Supervisory Board or a committee thereof and communicated to Executive within 90 days after the commencement of the applicable fiscal year. Executive’s annual bonus (the “Annual Bonus”) shall be based on the level of achievement of the applicable performance criteria, with a target bonus amount of not less than 150% of Executive’s then current Base Salary. The Annual Bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company and the Parent Company, but in no event later than March 15 of the calendar year following the calendar year for which the bonus is earned and shall be subject to, and administered pursuant to, the terms and conditions of the Parent Company’s or its applicable Affiliate’s short-term incentive compensation plan(s) or such other incentive plans, programs, contracts, or other arrangements as may from time to time be made available for executive officers of the Company or the Parent Company and providing for an opportunity to receive an annual, fiscal-year bonus (payable in a single lump sum) based on criteria determined in the discretion of the Supervisory Board or a committee thereof, and except as expressly provided in this Section 3(b), applying such terms and conditions in the same manner as applied to other executive officers of the Company and the Parent Company.

(c) Long Term Incentive Awards.

(i) Awards Granted in Ordinary Course of Employment. During the Term, Executive shall be eligible to participate in the Company’s or the Parent Company’s long-term incentive program providing for equity-based awards with respect to the Parent Company’s common stock, which awards may consist of restricted stock, restricted stock units, performance share units, stock options, stock appreciation rights, or other types of equity-based awards (the “LTI Plan”), as each such plan may exist from time to time. The determination by the Supervisory Board or committee thereof of the amount of LTI Plan awards (the “LTI Awards”) granted to Executive shall be based on the Company’s or the Parent Company’s performance, Executive’s performance, relevant comparable market information, and/or any other factors at the Supervisory Board’s or relevant committee’s discretion; provided, however, that Executive’s LTI Awards granted each fiscal year during the Term shall have an aggregate value of not less than 550% of the amount of Executive’s then current Base Salary, based on the grant date fair value of such LTI Awards determined in accordance with generally accepted accounting principles. The terms and conditions of such LTI Awards (including the form of awards, the purchase price (if any), vesting conditions, exercise rights, payment terms, termination provisions, transfer restrictions and repurchase rights) shall be determined by the Supervisory Board or committee thereof in a manner consistent with the LTI Plan and, except as expressly provided in this Section 3(c)(i), applied to Executive in the same manner as applied to other executive officers of the Company and the Parent Company.

(ii) Initial LTI Award Grant. In addition to the LTI Awards Executive is eligible to receive during the Term, as described in Section 3(c)(i) above, Executive shall receive a special one-time grant of LTI Awards with an aggregate value on the date of grant of $12 million, based on the grant date fair value of such LTI Awards determined in accordance with generally accepted accounting principles (the “Initial LTI Awards”). The Initial LTI Awards shall be issued to Executive on the Effective Date and shall be granted partly in the form of time-based restricted stock units (the “RSUs”) and partly in the form of time-based nonqualified stock options (the “Options”), with the RSUs comprising 60% of the aggregate Initial LTI Award value and the Options comprising 40% of the aggregate Initial LTI Award value, based on the grant date fair value of such Initial LTI Awards determined in accordance with generally accepted accounting principles. The RSUs and the Options will each vest over a five-year period, according to the following vesting schedule: 10% on the first anniversary of the grant date under the applicable award; 15% on the second anniversary of such grant date; and 25% on each of the third, fourth and fifth anniversaries of such grant date. All other material terms and conditions of the Initial LTI Awards (A) shall be determined by the Supervisory Board or committee thereof in a manner that is (1) consistent with the LTI Plan, (2) materially consistent with the form of such award agreements filed by the Parent Company on February 24, 2014, and (3) materially consistent with the restrictive covenants included in this Agreement, and (B) except as expressly provided in this Section 3(c)(ii), shall be applied to Executive in the same manner as applied to other executive officers of the Company and the Parent Company. Notwithstanding the foregoing, should the material terms and conditions of any special one-time non-annual LTI Award grants of RSUs and/or Options made to any other executive officer of the Company or the Parent Company during 2015 (other than a special grant made pursuant to an offer of employment or promotion) include any material term or condition more favorable than the corresponding term or condition, if any, included in the Initial LTI Awards (including, for example, a more favorable vesting schedule), Executive’s Initial LTI Awards shall be amended to similarly provide such favorable term(s) and/or condition(s), to the extent such amendment is not prohibited by, or noncompliant with, any applicable law (and in the event any such applicable law restricts amendment of Executive’s LTI Awards in such manner, the Company or the Parent Company shall provide alternative comparable consideration to Executive).

(d) Other Compensation and Benefits. During the Term, the Company or the Parent Company, as applicable, shall provide, and Executive shall be eligible to participate in or receive benefits under, any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement made available now or in the future to senior executives of the Company or the Parent Company, on a basis no less favorable than provided any other senior executive of the Company or the Parent Company; provided that Executive complies with the conditions attendant with coverage under such plans or arrangements. Neither the Company nor the Parent Company shall, however, by reason of this Section 3(d), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program so long as such changes are similarly applicable to other senior executives of the Company and the Parent Company. Without limiting the generality of the foregoing, Executive shall be entitled to no less than five weeks of paid vacation per complete calendar year that he is employed hereunder, and administered in accordance with the Company’s vacation policy(ies) in effect from time to time.

(e) Perquisites; Expenses; Additional Benefits.

(i) Perquisites. During the Term, Executive shall be entitled to perquisites no less favorable than those provided to any other senior executive of the Company or the Parent Company.

(ii) Expenses. The Company shall pay or, if such expenses are paid directly by Executive, Executive shall be entitled to receive reimbursement, for all reasonable expenses that Executive incurs during his employment that are consistent with the Company’s business expense reimbursement policy(ies) in effect from time to time, upon presentation of expense statements and customary supporting documentation in accordance with such policy(ies), and subject to Section 12(h) hereof.

(iii) Additional Benefits. In connection with Executive’s prior Netherlands-based assignment and to assist in transitioning his family to Executive’s principal place of employment required hereunder, Executive shall be entitled to continue to receive certain additional benefits (on a basis consistent with those provided to Executive immediately prior to the Effective Date) until the date that Executive’s immediate family relocates to Houston, Texas (but in no event later than July 31, 2015), as follows: (A) the housing and utilities allowances provided for Executive in the Netherlands, (B) the educational assistance provided for Executive’s children in the Netherlands, and (C) tax assistance with respect to clauses (A) and (B) of this Section 3(e)(iii). In addition, the Company or the Parent Company shall reimburse Executive for corporate housing expenses incurred by him in Houston, Texas through March 30, 2015 and shall reimburse other reasonable relocation expenses incurred by Executive that are in accordance with the Company’s relocation policy(ies) in effect from time to time, upon presentation of statements and customary supporting documentation in accordance with such policy(ies), and subject to Section 12(h) hereof. The Company or the Parent Company shall also continue to provide Executive with tax preparation and audit services on the same basis as those provided to Executive immediately prior to the Effective Date, including his continued use of the tax preparer utilized by Executive immediately prior to the Effective Date.

4. Termination of Employment.

(a) Termination For Cause or Without Good Reason; Non-Renewal by Executive. The Company may terminate Executive’s employment for Cause. The Executive may voluntarily terminate his employment without Good Reason or by providing a Notice of Non-Renewal to the Company. Upon a termination of Executive’s employment by the Company for Cause, by Executive without Good Reason, or by Executive pursuant to a Notice of Non-Renewal, all compensation and benefits provided to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to receive the following amounts: (i) unpaid Base Salary earned through the Date of Termination (as defined below), paid in accordance with the Company’s ordinary payroll practices; (ii) any expense reimbursements owed to Executive, paid in accordance with the terms of the applicable expense reimbursement policies, subject to the other terms and conditions of this Agreement; and (iii) any benefits payable or provided in accordance with the terms of any employee benefit plan (other than any plan providing severance or termination pay) in which Executive participates or participated (clauses (i), (ii), and (iii) of this Section 4 collectively, the “Accrued Amounts”). Except as provided in this Section 4, Executive shall have no further right or entitlement under this Agreement to payments or vesting arising from termination of his Employment by the Company for Cause, by Executive without Good Reason, or pursuant to Executive’s Notice of Non-Renewal. Notwithstanding the foregoing, in the event of any termination of Executive’s employment pursuant to a Notice of Non-Renewal provided by him in accordance with Section 1(b), and to the extent the Company and/or the Parent Company waives any or all of the 120-day notice period described in Section 1(b), Executive shall continue to receive all compensation and benefits provided under this Agreement from the date such

Notice of Non-Renewal is provided through the end of such 120-day notice period, but in no event shall such amounts be additive to either the Accrued Amounts or other amounts that may be provided to Executive pursuant to Section 3 of this Agreement.

(b) Termination for Death or Disability. Executive’s employment shall terminate automatically upon his death or Disability. In the event of a termination of Executive’s employment due to Executive’s death or Disability, all compensation and benefits provided to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to the Accrued Amounts, and Executive (or Executive’s estate and/or beneficiaries, if applicable) shall receive the following additional compensation and benefits from the Company or the Parent Company (but no other additional compensation or benefits after such termination):

(i) Any earned but unpaid Annual Bonus for the fiscal year ending prior to the Date of Termination, payable in a lump sum on the 90th day following the Date of Termination, or if later, the date that such annual bonuses are paid to executive officers of the Company who have continued employment;

(ii) A lump-sum cash amount equal to Executive’s Annual Bonus for the year of termination, determined in accordance with the criteria established pursuant to Section 3(b) and based on the Company’s or the Parent Company’s (as applicable) performance for such year, which amount shall be pro-rated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year) and payable in a lump-sum on the 90th day following the Date of Termination, or if later, the date such annual bonuses are paid to executive officers of the Company and the Parent Company who have continued employment with the Company; provided, however, that if this paragraph applies with respect to an Annual Bonus that is intended to constitute performance-based compensation within the meaning of, and for purposes of, section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then this paragraph shall apply with respect to such Annual Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Supervisory Board as required under section 162(m) of the Code; and provided further that any exercise of negative discretion or other reduction authority with respect to such bonus amount shall be limited to the lower of (A) the lowest reduction received by any other executive officer of the Company or the Parent Company for such fiscal year, or (B) the lowest reduction generally applied to Executive’s Annual Bonus during the Term, in each case, measured as a percentage of the applicable executive’s base salary in effect as of the date of grant of each respective annual bonus award (the “Pro Rata Bonus”);

(iii) During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and/or Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of

1985, as amended (“COBRA”), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage under such group health plans; and

(iv) Vesting and/or exercisability of all outstanding equity-based awards previously granted to Executive, to the extent provided for under (and in accordance with) the terms and conditions of the governing plans and award agreements, as applicable.

(c) Termination Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause, and Executive may terminate his employment for Good Reason, pursuant to a Notice of Termination delivered in accordance with Section 11(f). For purposes of this Section 4(c), a Notice of Non-Renewal delivered pursuant to Section 1(b) by the Company shall be treated as a termination of Executive’s employment by the Company without Cause, but delivery of any Notice of Non-Renewal by Executive shall not constitute a termination by Executive for Good Reason. In the event that, during the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then all compensation and all benefits provided to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to the Accrued Amounts, and subject to Executive’s delivery, within 50 days after the Date of Termination, and his subsequent non-revocation of an executed release in a form reasonably satisfactory to the Company (which shall release and discharge the Company and its Affiliates, subsidiaries, and benefit plans, and their respective stockholders, officers, directors, members, partners, employees, agents representatives, and other affiliated persons from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with the Company or its Affiliates or the termination of such employment, but excluding any future rights of defense or indemnification provided to Executive pursuant to Section 12(o) of this Agreement and any vested rights of Executive to benefits accrued under any retirement or pension plan provided by the Company) (the “Release”), the following additional payments and benefits in lieu of any payments or benefits under any severance program or policy of the Company or the Parent Company:

(i) Any earned but unpaid Annual Bonus for the fiscal year ending prior to the Date of Termination, payable in a lump-sum on the 60th day following the Date of Termination, or if later, the date that such annual bonuses are paid to executive officers of the Company who have continued employment;

(ii) A lump sum severance payment in an amount equal to the sum of Executive’s then current annual Base Salary and Executive’s target Annual Bonus for the year of termination (the “Annual Compensation Amount”) (or in the event of an applicable termination of employment during a Protection Period (as defined below), a severance payment in the amount equal to 1.25 times the Annual Compensation Amount), payable on the 60th day following the Date of Termination;

(iii) The Pro Rata Bonus; provided, however, that, in the event of an applicable termination of Executive’s employment during a Protection Period, the amount payable shall instead be equal to a pro-rated portion of Executive’s target Annual Bonus for the year of termination, which shall be paid to Executive on the 60th day following the Date of Termination;

(iv) During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and/or Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under COBRA, and/or sections 601 through 608 of ERISA, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage under such group health plans; and

(v) Vesting and/or exercisability of all outstanding equity-based awards previously granted to Executive, to the extent provided for under (and in accordance with) the terms and conditions of the governing plans and award agreements, as applicable; provided, however, that a termination by Executive of his employment with the Company for Good Reason shall be treated as an “involuntary termination” under all such awards granted during the Term.

(d) Deemed Resignations. Unless otherwise agreed to in writing by the Company or Parent Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment with the Company shall constitute (i) an automatic resignation of Executive as an officer of the Company or Parent Company and each Affiliate of the Company or Parent Company and (ii) an automatic resignation of Executive from the Management Board, from the board of directors of any Affiliate of the Company or Parent Company, and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or Parent Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or Parent Company’s or such Affiliate’s designee or other representative.

5. Certain Excise Taxes Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A (as defined below). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that (i) no portion of Executive’s payments or benefits the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (ii) no portion of Executive’s payments or benefits will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) for the Company or the Parent Company does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); (iii) in calculating the applicable excise tax under section 4999 of the Code, no portion of Executive’s payments or benefits will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and (iv) the value of any non-cash benefit or any deferred payment or benefit will be determined by Tax Counsel or the Parent Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. At the time that payments are made under this Agreement, the Company and/or the Parent Company will provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company and/or the Parent Company received from Tax Counsel, the Parent Company’s independent auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with all other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company or the Parent Company upon notification that an overpayment has been made. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not limit or otherwise affect any other rights of Executive under this Agreement or otherwise. All determinations required by this Section 5 will be made at the expense of the Company or the Parent Company. However, nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

6. Confidentiality of Trade Secrets and Business Information. During the Term, the Company and the Parent Company will provide Executive with, and Executive shall have access to, Confidential Information (as such term is defined below). Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Parent Company or its Subsidiaries (collectively, “Confidential Information”), except for (a) disclosures and uses required in the course of Executive’s employment by the Company or with the written permission of the Company or the Parent Company, (b) disclosures of Executive’s individual compensation and benefit information to his family and legal and financial advisors to the extent reasonably necessary to facilitate Executive’s tax and/or financial planning, (c) disclosures with respect to any litigation or arbitration involving this Agreement, including the enforcement of Executive’s rights under this Agreement, so long as Executive notifies the Company or the Parent Company as soon as reasonably practicable following Executive’s knowledge of such impending disclosure (in order to allow the Company or the Parent Company to seek a protective order to limit such disclosures) or (d) as may be required by law; provided that, if, in any circumstance described in clause (d), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company or the Parent Company and reasonably cooperate with the Company and the Parent Company (at the Company’s and the Parent Company’s collective sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Parent Company or the Company or any of their respective subsidiaries other than due to a breach of Executive’s obligations.

7. Return of Information. Executive agrees that, upon the end of the Term and at any other time upon the Company’s or the Parent Company’s request, Executive shall deliver to the Company or the Parent Company, any and all notes, files, memoranda, papers and, in general, any and all physical matter and electronically stored information constituting, containing or reflecting Confidential Information in Executive’s possession, except as otherwise consented in writing by the Company or the Parent Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

8. Noncompetition and Noninterference.

(a) The parties enter into this Section 8 as an express incentive for the Company and the Parent Company to enter into this Agreement and in consideration for the Company’s and the Parent Company’s providing Executive with Confidential Information and to further protect the trade secrets and Confidential Information disclosed or entrusted to Executive, to protect the business goodwill of the Parent Company and its Subsidiaries and the business opportunities disclosed or entrusted to Executive, and to protect the other legitimate business interests of the Parent Company and its Subsidiaries.

(b) Subject to the exceptions set forth in the remainder of this Section 8, Executive agrees and expressly promises that Executive shall not, during Executive’s employment with the Company or any of its Affiliates and for a period of one (1) year after Executive’s termination of employment with the Company and its Affiliates (the “Prohibited Period”), regardless of the reason for such termination, directly or indirectly (i) carry on or engage in the Business in competition with the Parent Company or any of its Subsidiaries, or (ii) render services to, or be affiliated with, a Competitor.

(c) Notwithstanding the restrictions contained in this Section 8, nothing in this Agreement shall prevent Executive during that portion of the Prohibited Period that follows the end of the Term from being affiliated with any diversified entity so long as Executive’s affiliation with that entity (i) does not cause him to use or disclose any Confidential Information, and (ii) does not involve him having direct or indirect responsibilities with respect to any aspect of the entity’s business that engages in the Business.

(d) Executive agrees and expressly promises that, during the Prohibited Period, Executive shall not directly or indirectly (i) recruit, solicit or induce any employee, consultant, or independent contractor of the Parent Company or any of its Subsidiaries to terminate or lessen such person’s employment or other relationship with the Parent Company or any Subsidiary, or (ii) directly or indirectly solicit any then-current customer or business partner of the Parent Company or any Subsidiary to terminate, alter, or modify its relationship with the Parent Company or any Subsidiary. Notwithstanding the foregoing, nothing in this Section 8(d) prohibits (A) Executive from making general advertisements for employment or engagement, so long as such advertisements are not specifically targeted at any employees, consultants, or independent contractors of the Parent Company or any Subsidiary, or (B) any other person or entity from hiring, inducing, or attempting to induce, solicit, or encourage any employee or other service provider of the Company or any of its Affiliates to leave their employ or service, provided that Executive does not directly or indirectly participate in or direct the prohibited activity and provided further that this clause (B) of Section 8(d) shall not apply with respect to the solicitation of any employee of the Company or the Parent Company who is at that time an executive officer of the Company or the Parent Company or an employee of the Company or the Parent Company directly reporting to any such executive officer.

(e) Notwithstanding the restrictions contained in this Section 8, Executive or any of Executive’s affiliates may own an aggregate of not more than 5% of the outstanding stock of any class of any corporation, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Section 8, provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

9. Enforcement. Executive acknowledges and agrees that: (a) the purpose of the covenants set forth in Sections 6 through 8 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Parent Company and its Subsidiaries; (b) because of the nature of the business in which the Parent Company and its Subsidiaries is engaged and because of the nature of the Confidential Information to which Executive has or will have access, it would be impractical and excessively difficult to determine the actual damages of the Parent Company and its Subsidiaries in the event Executive breached any such covenants; and (c) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company and the Parent Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. The parties expressly represent that the Restrictive Covenants are reasonable in all respects and are necessary to protect the legitimate business interests of the Parent Company and its Subsidiaries. The parties further acknowledge and agree that the Parent Company and its Subsidiaries conduct their Business on a worldwide basis and Executive will have Confidential Information regarding the business conducted by the Parent Company and its Subsidiaries in each location where it is conducted and Executive will be materially associated with the Parent Company’s and its Subsidiaries’ goodwill. Executive expressly acknowledges and agrees that any violation of Section 8 above would inevitably violate Executive’s covenants under Section 6 above. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 8 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s or the Parent Company’s right to enforce any such covenant in any other jurisdiction.

10. Arbitration. In the event that any dispute arises between the Company or the Parent Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration in Houston, Texas (or such other location as shall be mutually agreed among the parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking temporary injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or located in Harris County, Texas for purposes of seeking such injunctive or equitable relief as set forth above. IN ENTERING INTO THIS SECTION 10, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL. Each party shall be responsible for and pay its own attorneys’ fees and costs incurred in connection with such arbitration, provided that in the event that Executive is the prevailing party with respect to at least one material issue in any such arbitration of a dispute that arises among the parties following the occurrence of a Change of Control (as such term is defined below), the Company and the Parent Company shall be collectively solely responsible for and pay Executive’s attorneys’ fees and costs incurred in connection with such arbitration.

11. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Affiliate” of a person or other entity shall mean: a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b) “Business” means the business in which the Parent Company or any of its Subsidiaries are engaged and for which Executive has direct or indirect responsibilities during the term of his employment with the Company or any Affiliate.

(c) “Cause” shall mean: (i) Executive’s failure (except where due to physical or mental incapacity) to substantially perform his duties owed to the Company, the Parent Company, or any Affiliate; (ii) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder; (iii) Executive’s conviction of, plea of guilty or nolo contendere to, or receipt of adjudicated probation or deferred adjudication in connection with (A) any crime involving moral turpitude that has a detrimental effect (whether financial or reputational) on the Company, the Parent Company, or any of its Affiliates or (B) any felony (or a crime of similar import in a foreign jurisdiction); (iv) the commission by Executive of an act of fraud or embezzlement against the Company, the Parent Company, or any Affiliate; (v) Executive’s engagement in conduct that is materially injurious to the Company, the Parent Company, or any Affiliate, except for any actions taken by Executive in good faith and in the ordinary course of business; or (vi) Executive’s material breach of (A) any material provision of this Agreement or (B) any written agreement or corporate policy or code of conduct established by the Company, the Parent Company or any Affiliate, which agreement, policy, or code is generally known by employees of the Company or the Parent Company or has been communicated or provided to Executive. Notwithstanding the foregoing sentence or any other provision in this Agreement to the contrary, any assertion by the Company of a termination of employment for “Cause” shall not be effective unless all of the following conditions are satisfied: (1) the Company must provide written notice to Executive of the condition described in this Section 11(c) in accordance with Section 11(f) within 45 days of the Company or the Parent Company first becoming aware of the existence of the condition; (2) if susceptible to cure or correction, the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by Executive; and (3) the date of Executive’s termination of employment must occur within 90 days after the Company or the Parent Company first becomes aware of the existence of the condition specified in such notice.

(d) “Change of Control” has the meaning given to such term in the LyondellBasell Industries 2010 Long-Term Incentive Plan, as such plan is in effect as of the Effective Date.

(e) “Competitor” means any business or enterprise engaged in the Business.

(f) “Date of Termination” / “Notice of Termination”: Any termination of Executive’s employment by the Company or by Executive under Section 4 of this Agreement (other than termination due to death) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a “Date of Termination” (a “Notice of Termination”) which, if submitted by Executive pursuant to a Notice of Non-Renewal or for a reason other than for Good Reason, shall be at least 120 days following the date of such notice. Subject to other provisions of this Agreement, a Notice of Termination submitted by the Company may provide for a “Date of Termination” on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion not to exceed 120 days following the date of such notice.

(g) “Disability” shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, “Disability” shall mean Executive’s permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company and the Parent Company for a total of six months during any twelve-month period, as certified in writing by a competent medical physician selected by mutual agreement of the parties.

(h) “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) an adverse change in Executive’s employment title of Chief Executive Officer or change in Executive’s duty to report solely and directly to the Supervisory Board or similar governing body; (ii) a material diminution in Executive’s employment duties, responsibilities or authority; (iii) any material reduction in Base Salary; (iv) any breach by the Company or the Parent Company of any material provision of this Agreement (including any breach of its obligations under Section 3 hereof); or (v) the relocation of Executive’s principal place of employment by more than 50 miles from Houston, Texas, other than as contemplated by Section 2(d), following the occurrence of a Change of Control. Notwithstanding the foregoing sentence or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) Executive must provide written notice to the Company of the condition described in this Section 11(h) in accordance with Section 11(f) within 60 days of the initial existence of the condition; (B) if susceptible to cure or correction, the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (C) the date of Executive’s termination of employment must occur within 100 days after the date that Executive first becomes aware of the existence of the condition specified in such notice.

(i) “Protection Period” means the period within 12 months following a Change of Control.

(j) “Subsidiary” of the Parent Company shall mean any corporation of which the Parent Company owns, directly or indirectly, more than fifty percent of the voting stock.

(k) “Supervisory Board” shall mean the Supervisory Board of Directors of the Parent Company.

12. Miscellaneous.

(a) Executive’s Representations and Warranties.

(i) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that neither the Company nor the Parent Company has provided Executive with any legal advice regarding this Agreement.

(ii) Executive represents and warrants to the Company and the Parent Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (A) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (B) as to his execution and delivery of this Agreement do not require the consent of any other person.

(b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company and/or the Parent Company:

Lyondell Chemical Company

LyondellBasell Tower, Suite 700

1221 McKinney Street

Houston, Texas 77010

Fax: (713) 652-7312

Attention: Craig Glidden, Executive Vice President and Chief Legal Officer

If to Executive:

At the most recent home address and Company email address of Executive, as set forth in the employment records of the Company, with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

Attention: Manan D. Shah

(c) Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Parent Company or the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Parent Company or the Company hereunder, as applicable, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company or the Parent Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, as applicable.

(d) Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement (or part thereof) shall not affect the validity or enforceability of any other provision of this Agreement (or part thereof). If any provision of this Agreement shall be held invalid or unenforceable in part, such provision (or part thereof) shall be severable and the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(f) Taxes; Withholding. Notwithstanding any other provision of this Agreement, the Company or the Parent Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(g) No Waiver. Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

(h) Section 409A; Section 457A. The parties hereby agree that this Agreement is intended to satisfy the requirements of section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six months beginning on the Date of Termination would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company and the Parent Company), the payment will be paid to Executive on the fifth business day following the earlier of the six-month anniversary of his Date of Termination or his death (such date, the “Section 409A Payment Date”). To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on his Date of Termination that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the Section 409A Payment Date. For purposes of any such payment or benefit to be provided on the Section 409A Payment Date, Executive shall be considered to have terminated employment with the Company, and his Date of Termination to have occurred, when Executive incurs a “separation from service” with the Company within the meaning of Section 409A. Any payment or benefit due upon such termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon such “separation from service” as described in the foregoing sentence. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. The parties also hereby agree that this Agreement is intended to satisfy the requirements of section 457A of the Code and the Treasury regulations and other interpretative guidance issued thereunder with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent.

(i) Legal Fees. The Company shall pay directly, or reimburse Executive for, all reasonable legal fees, incurred by him by close of business on December 17, 2014 in connection with the preparation, negotiation, and execution of this Agreement.

(j) Headings; References; Interpretation. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(k) Entire Agreement. Except as otherwise provided in any signed written agreement contemporaneously or hereafter executed by the Company or the Parent Company and Executive, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company and shall supersede all prior agreements (including the Prior Employment Agreement), whether written or oral, with respect thereto, and all such prior agreements are hereby null and void and of no further force or effect.

(l) Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to give effect to such rights and obligations.

(m) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Actions by the Supervisory Board. Any and all determinations or other actions required of the Supervisory Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Supervisory Board other than Executive if Executive is a member of the Supervisory Board, and Executive shall not have any right to vote or decide upon any such matter.

(o) Indemnification. The Company and the Parent Company hereby agree to indemnify Executive to the maximum extent permitted by applicable law, including advancement of reasonable attorneys’ fees and other expenses, for any and all losses, damages, charges and expenses incurred or sustained by Executive in connection with any allegations, complaint, action, suit or proceeding against Executive or to which Executive may be made a party arising out of, relating to or by reason of the relationship(s) created hereby or his service with the Company or the Parent Company; provided, however, that in no event shall Executive be indemnified for any fraud, embezzlement, or liabilities relating to section 16(b) of the Securities Exchange Act of 1934, or for other tax obligations or liabilities. In addition, Executive will be covered by a directors’ and officers’ liability insurance policy on a basis no less favorable than the coverage provided to any other current or former director or officer of the Company or the Parent Company.

(p) Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company or the Parent Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

[Signatures begin on next page.]

IN WITNESS WHEREOF, Executive, the Company, and the Parent Company have caused this Agreement to be executed as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and
Chief Legal Officer

LYONDELL CHEMICAL COMPANY

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and
Chief Legal Officer

EXECUTIVE
/s/ Bob V. Patel
Bhavesh (Bob) V. Patel